UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2021

AMPLITECH GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54355	27-4566352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

620 Johnson Avenue

Bohemia, NY 11716

(Address of principal executive offices)

(631) 521-7831

(Registrant’s telephone number, including area code)

_____________________________________________

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share Warrants to Purchase Common Stock	AMPG AMPGW	The Nasdaq Stock Market LLC The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement

On April 15, 2021, AmpliTech Group, Inc. (the “Company”) entered into definitive agreements (the “Purchase Agreement”) with certain institutional investors for the sale of an aggregate of 2,715,000 shares of common stock at a purchase price of $8.48 per share in a registered direct offering. The aggregate gross proceeds to the Company are expected to be approximately $23.0 million, before deducting placement agent’s fees and expenses of the offering payable by the Company. The offering is expected to close on or about April 16, 2021, subject to satisfaction of customary closing conditions.

Pursuant to the Purchase Agreement, the Company and its executive officers and directors have agreed, subject to limited exceptions, until June 19, 2021, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of the Company’s common stock or any securities convertible into or exchangeable for common stock either owned as of the date of the Purchase Agreement or thereafter acquired. The Company also agreed not to engage in any variable rate transactions (as defined in the Purchase Agreement) for a period of one year from the closing of the offering.

Concurrently, the Company agreed to issue to the investors, in a private placement, warrants to purchase an aggregate of 1,900,500 shares of common stock at an exercise price of $8.48 per share with a five year term. The exercise price of the warrants and the number of shares of the common stock issuable upon the exercise of the warrants will be subject to adjustment in the event of any stock dividends and splits, reverse stock split, recapitalization, reorganization or similar transaction, as described in the warrants. The warrants will be exercisable on a “cashless” basis in certain circumstances. The Company has agreed to file a prospectus supplement or registration statement on Form S-3 providing for the resale of the shares of common stock issuable upon the exercise of the warrants, at which point such warrants may no longer be exercised on a cashless basis.

On April 15, 2021, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with Maxim Group LLC (“Maxim” or the “Placement Agent”), pursuant to which the Company engaged Maxim as the sole placement agent in connection with the offering of shares and warrants described above. The Placement Agent agreed to use its commercially reasonable best efforts to arrange for the sale of the securities. In connection with the offering, the Placement Agent will receive a placement agent fee in cash equal to 8% of the gross proceeds from the sale of the securities and reimbursement of $60,000 in certain out-of-pocket expenses. The Placement Agency Agreement also contains representations, warranties, indemnification and other provisions customary for transactions of this nature.

The shares of common stock described above are being offered pursuant to a “shelf” registration statement (File No. 333-254969) filed with the Securities and Exchange Commission, or SEC, on April 1, 2021 and declared effective on April 14, 2021. Such shares may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A prospectus supplement and the accompanying prospectus relating to the offering of the shares will be filed with the SEC. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the offering of the securities may be obtained, when available, on the SEC’s website at http://www.sec.gov or from Maxim Group LLC at 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at (212) 895-3745.

The foregoing summaries of the offering, the securities to be issued in connection therewith, the Purchase Agreement, the Placement Agency Agreement and the Warrants do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents, copies of which are attached hereto as Exhibits 10.1, 10.2 and 4.1, respectively, and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

In connection with the sale of the warrants to be issued in the concurrent private placement as set forth under Item 1.01 above, the Company relied upon the exemption from registration provided under Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering and/or Rule 506(b) of Regulation D promulgated thereunder.

Item 8.01. Other Events

On April 15, 2021, the Company issued a press release announcing the pricing of the offering, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed herewith:

Exhibit Number	Description

4.1	Form of Warrant
5.1	Opinion of Sichenzia Ross Ference LLP
10.1	Form of Securities Purchase Agreement dated as of April 15, 2021 by and among the Company and the investors parties thereto
10.2	Placement Agency Agreement dated as of April 15, 2021 by and between the Company and Maxim Group LLC
23.1	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)
99.1	Press Release dated as of April 15, 2021

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPLITECH GROUP, INC.

Dated: April 15, 2021	By:	/s/ Fawad Maqbool
	Name:	Fawad Maqbool
	Title:	President

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